Exhibit 10.14

NOTICE OF EXPANSION OF LICENSED FIELD TO OBTAIN ADDITIONAL EXCLUSIVE RIGHTS

This Notice of Expansion of Licensed Field to Obtain Additional Exclusive Rights (“Notice”) is delivered pursuant to Section 2.1.2(a) of the Amended and Restated License Agreement, dated March 7, 2011 (“Agreement”) by and between Bellicum Pharmaceuticals, Inc. (the “Company”) and ARIAD Pharmaceuticals, Inc. All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement.

The closing date of the Qualified Financing was March 7th, 2012.

All cancer indications (other than prostate cancer) are to be included in the Additional Indications to the Licensed Field.

BELLICUM PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Farrell
Name:	Thomas J. Farrell
Title:	President & Chief Executive Officer

Address:	6400 Fannin Street, Suite 2300
Houston, TX 77030